FORM 5
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Pubic Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

___  Check box if no longer
subject to Section 16.
Form 4 or Form 5 obligations
may continue. See Instruction
1(b).

1.       Name and Address of Reporting Person

         Cordoba Corporation
         2001 S. Russell Street
         Missoula, MT 59806

2.       Issuer Name and Ticker or Trading Symbol

         Intrepid Technology & Resources, Incorporated (IESV) fka Iron Mask Mining Co.

3.       IRS or Social Security Number of Reporting Person (Voluntary)

         81-0448615

4.       Statement for Month/Year

         June, 2002

5.       If Amendment, Date of Original (Month/Year)


6.       Relationship of Reporting Person to Issuer (Check all applicable)

              Director                               X    10% Owner


              Officer (give title below)         ____     Other (specify below)

Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

Title of          Transaction   Transaction   Securities Acquired (A) or Disposed   Amount of         Ownership     Nature of
Security          Date          Code          of (D)                                Securities        Form:         Indirect
                  (Month/Day                                                        Beneficially      Direct (d)    Beneficial
                  /Year)                                                            Owned at End      or Indirect   Ownership
                                                                                    of Month          (I)
                                              Amount     (A)or(D)     Price
Common Stock      5/26/02       I             104,978       D                       16,262,302        I
Common Stock      7/2/02        I              29,400       D                       16,232,902        I
Common Stock      7/22/02       I              67,500       D                       16,165,402        I
Common Stock      7/22/02       I              50,000       D                       16,115,402        I
Common Stock      7/22/02       I              50,000       D                       16,065,402        I
Common Stock      8/5/02        I             150,000       D                       15,915,402        I


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

Title of    Convers    Transacti  Transa  Number of      Date,         Title and Amount   Price of   Number      Owners     Nature
Derivative  ion or     on Date    ction   Derivative     Exercisable   of Underlying      Derivati   of          hip of     of
Security    Exercise   (Month/D   Code    Securities     and           Securities         ve         Derivativ   Derivati   Indirect
            Price of   ay/Year)           Acquired (A)   Expiration                       Security   e Security  ve         Benefici
            Derivati                      or Disposed    Date                                                    Security   al
            ve                            of (D)                                                                 Direct     Owners
            Security                                                                                             (D) or     hip
                                                                                                                 Indirect
                                                                                                                 (I)
                                          (A)     (D)    Date    Expir-  Title   Amount
                                                         Exercis ation           or
                                                         able    Date            Number
                                                                                 of
                                                                                 Shares
None


Explanation of Responses:


                                 /s/ Cordoba Corporation                 8/27/02
                                 -----------------------                 -------
                                **Signature of Reporting Person             Date